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                                                                EXHIBIT 9(c)(2)


                               AMENDMENT NO. 1
                                       TO
                         ACCOUNTING SERVICES AGREEMENT


         WHEREAS, AIM International Funds, Inc. (the "Fund") has retained State Street Bank and Trust Company ("State Street") to perform certain accounting and recordkeeping duties on behalf of the Fund's AIM International Equity Fund series pursuant to an Accounting Services Agreement dated November 5, 1991 (the "Agreement"); and

         WHEREAS, the Fund and State Street desire to amend the Agreement to apply to three newly created portfolios of the Fund;

         NOW, THEREFORE, the parties agree to amend the Agreement such that State Street shall be retained by the Fund to perform certain accounting and recordkeeping duties on behalf of each of the Fund's AIM Global Aggressive Growth Fund series, AIM Global Growth Fund series and AIM Global Income Fund series on the same terms and under the same conditions as are currently applicable to AIM International Equity Fund series.


IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of July 1, 1994


Attest:                                AIM INTERNATIONAL FUNDS, INC.

By:     /s/ CAROL F. RELIHAN           By:    /s/ ROBERT H. GRAHAM
        ---------------------                 ----------------------
Title:  Assistant Secretary            Title: President






Attest:                                STATE STREET BANK AND TRUST COMPANY


By:     /s/ A. CONNELLY                By:    /s/ N. GRADY
        ---------------------                 ----------------------
Title:  Assistant Secretary            Title: Vice President